Exhibit 99.2

December 31, 2013
Quarterly Conference Call
Summary of Quarterly Results

Date: January 28, 2014

Net income for the quarter was $23.0 million, or $1.98 per diluted share compared to $20.7 million or $1.58 per share for the prior year third quarter. This represents an 11.0% increase in net income and a 25.3% increase in diluted earnings per share when comparing the two quarterly periods. For the first nine months of fiscal 2014, net income was $67.6 million, or $5.65 per diluted share, representing a 2.2% and a 14.6% increase in net income and EPS, respectively. The Company’s EPS continues to benefit from our ongoing share repurchase program. During the first nine months of fiscal 2014, we repurchased 1,351,699 shares of common stock on the open market at an aggregate purchase price of approximately $122.0 million. These repurchases, combined with the 2.6 million shares repurchased during fiscal 2013, have been and should continue to be very accretive to per share earnings. At December 31, 2013, there remained approximately $20 million in Board repurchase authorizations, and subject to the observance of blackout periods and other criteria we consider in evaluating share repurchases, we intend to continue our share repurchase program.

Gross loans amounted to $1.26 billion at December 31, 2013, a 6.8% increase over the $1.18 billion outstanding at December 31, 2012 and an 18.5% increase since the beginning of the fiscal year. The 6.8% growth in loans is similar to the loan growth reported at the end of the second quarter primarily due to a reduction in demand in our US operations. The number of loans to first time borrowers in the US was approximately 247,000 during the first nine months, a 5.7% decrease from the approximately 262,000 during the same period of the prior fiscal year. The mix in our loan portfolio has also continued to shift over the past 12 months and at December 31, 2013 consisted of 63.6% small loans, 35.2% larger loans and 1.2% sales finance. This compared to 67.3%, 31.3% and 1.4% at December 31, 2012. Additionally, the overall 6.8% growth in loan balances resulted from a 1.0% increase in accounts and a 5.8% increase in average balance per loan outstanding.

While acquisitions have become less significant part of our overall growth strategy, the Company purchased six loan portfolios and one small office during the first nine months of fiscal 2014 consisting of $1.0 million in gross loans. This was very similar to the acquisition activity during the first nine months of fiscal 2013, which consisted of 15 transactions and $1.6 million in gross loans.

The expansion of our branch network during the first nine months of the fiscal year was in line with our projections. We began fiscal 2014 with 1,203 offices, opened 45, acquired 1 and merged 1, giving us a total of 1,248 offices at December 31, 2013. We expect to end fiscal 2014 with 1,275 offices, including 1,141 offices in the US and 134 offices in Mexico.

Total revenue for the quarter amounted $160.5 million, a 7.3% increase over the $149.6 million during the third quarter of the prior fiscal year, which exceeded our growth in loans on a quarter over quarter basis, primarily as a result of the law changes in Texas, Georgia, and Indiana, which took place at the end of the second quarter. Revenues for the first nine months of fiscal 2014 were $455.7 million, an 8.0% increase over the prior year period. Revenues from the 1,132 offices open throughout both nine month periods increased by 6.1%.

Delinquencies and charge-offs will always be a primary concern of the Company. Accounts that were 61 days or more past due increased to 3.2% on a recency basis and to 5.0% on a contractual basis at the end of the current quarter, compared to 2.9% and 4.3%, respectively, at December 31, 2012. Net charge-offs as a percentage of average net loans on an annualized basis increased from 15.6% to 15.7% when comparing the two quarterly periods. This is more in line with historical levels than we have seen over the last two quarters.

General and administrative expenses amounted to $77.3 million in the third fiscal quarter, a 3.3% increase over the $74.8 million in the same quarter of the prior fiscal year. As a percentage of revenues, our G&A decreased from 50.0% during the third quarter of fiscal 2013 to 48.2% during the current quarter. This decrease was partially due to the reversal of long term equity incentive accruals resulting from the resignation of the President / COO during the quarter.  Our average G&A per open office decreased by 1.6% when comparing the two fiscal quarters.

We continue to be very pleased with the progress being made in our Mexican operations. We have 122 offices open as of December 31, 2013; we opened 4 and merged one during the first nine months of fiscal 2014. We now have approximately 137,000 accounts and approximately $93.9 million in gross loans outstanding. This represents a 12.3% increase in accounts and a 30.9% increase in ledger over the last year. Revenues in Mexico grew by 18.2% in US dollars when comparing the two quarterly periods. Net charge-offs as a percent of average net loans on an annualized basis increased from 17.8% to 18.8% when comparing the two quarters. Additionally, our 61+ day delinquencies are 4.0% and 10.1% on a recency and contractual basis, respectively, a change from 4.1% and 7.7%, respectively, as of the end of the prior year third quarter. As we have seen over the last several quarters, this subsidiary is beginning to generate enhanced profits. During the current nine month period, excluding intercompany charges, pretax earnings amounted to $8.4 million, an 86.7% increase over the $4.5 million in pretax earnings during the first nine months fiscal 2013. At December 31, 2013, Mexico represents 9.8% of our branch office network, 7.4% of our gross loans outstanding, 8.3% of our first nine month revenue and 7.5% of our net earnings. This profitability should continue to improve as we grow our outstanding receivables in our existing offices.

The Company’s return on average assets of 12.1% and return on average equity of 30.0% on a trailing 12 month basis continued their excellent historical trend during the first nine months fiscal 2014.

From the standpoint of regulatory and legislative change, which, the Company believes is its greatest risk factor, there was very little activity during the third fiscal quarter.

This transcript contains various “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company’s expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” “intend” “plan,” “expect,” “believe,” “may,” “will,” and “should” or any variation of the foregoing and similar expressions are forward-looking statements.  Such forward-looking statements are about matters that are inherently subject to risks and uncertainties.  Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following:   recently enacted, proposed or future legislation and the manner in which it is implemented; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators having jurisdiction over the Company’s business or consumer financial transactions generically; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported financial statements or necessitate material delays or changes in the issuance of the Company’s audited financial statements; the Company's assessment of its internal control over financial reporting, and the timing and effectiveness of the Company's efforts to remediate any reported material weakness in its internal control over financial reporting, which could lead to the Company to report further or unremediated material weaknesses in its internal control over financial reporting: changes in interest rates; changes in interest rates; risks related to expansion and foreign operations; risks inherent in making loans, including repayment risks and value of collateral; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company); and the unpredictable nature of litigation.    These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K/A, as amended, filed with the Securities and Exchange Commission (“SEC”) and the Company’s other reports filed with, or furnished to, the SEC from time to time.  World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes.  The Company is also not responsible for updating the information contained in this transcript beyond the publication date, or for changes made to this document by wire services or Internet services.

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